Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196870 on Form S-3 of our report dated March 9, 2015, relating to the consolidated financial statements and financial statement schedule of Phillips Edison Grocery Center REIT I, Inc., formerly Phillips Edison - ARC Grocery Center REIT Inc., and subsidiaries appearing in this Annual Report on Form 10-K of Phillips Edison Grocery Center REIT I, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 9, 2015